SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 15, 2013
__________________

CUSTOMERS BANCORP, INC.
(Exact Name of Registrant as specified in its charter)
__________________

Pennsylvania	001-35542	27-2290659
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1015 Penn Avenue Suite 103 Wyomissing PA 19610
(Address of principal executive offices, including zip code)

(610) 933-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On May 15, 2013, Customers Bancorp, Inc. (the “Company”) and Customers Bank, the Company’s wholly owned banking subsidiary (the “Bank”), entered into an underwriting agreement (the “Underwriting Agreement”) with FBR Capital Markets & Co., as representative of the underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale in an underwritten offering of 5,373,134 shares of the Company’s voting common stock.  The shares were sold at a public offering price of $16.75 per share.  The Underwriters have agreed to purchase the shares from the Company at a discount of $0.8375 per share, representing 5.0% of the public offering price.  The $90 million aggregate offering price represents an increase of $15 million from the planned $75 million offering previously announced by the Company. Pursuant to the terms of the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to 805,970 additional shares of voting common stock, solely to cover overallotments, if any.

The net proceeds of the offering are estimated to be approximately $84,925,000, after deducting the Underwriters’ discounts and commissions and estimated offering expenses payable by the Company, and assuming no exercise of the over-allotment option (or approximately $97,750,000 if the overallotment option is exercised in full).  The Company intends to use the net proceeds of the offering to fund organic growth and for working capital and other general corporate purposes, and may also use a portion of the net proceeds to pursue acquisitions in the Company’s current and prospective markets. The offering is expected to close on May 21, 2013, subject to customary closing conditions.

The Company and the Bank made certain customary representations, warranties and covenants in the Underwriting Agreement concerning the Company and the Bank and the registration statement, prospectus and prospectus supplements relating to the offering of the shares of voting common stock.  In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to that agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

The offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-188040) previously filed with the SEC, including the prospectus contained therein, and the preliminary prospectus supplement dated May 9, 2013 and final prospectus supplement dated May 15, 2013 filed by the Company with the SEC relating to this offering.  A copy of the opinion of Stradley Ronon Stevens & Young, LLP relating to the legality of the issuance and sale of the shares of voting common stock in the offering is attached as Exhibit 5.1 hereto.

Item 8.01                      Other Events

On May 15, 2013, the Company issued a press release regarding the pricing terms of its previously announced underwritten public offering of shares of its voting common stock.  The press release also announced the increase in the size of the offering and the listing of the shares of the Company’s voting common stock on the Nasdaq Global Select Market. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 15, 2013, by and among Customers Bancorp, Inc., Customers Bank and FBR Capital Markets & Co., as representative of the underwriters.
5.1	Opinion of Stradley Ronon Stevens & Young, LLP.

23.1	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1).

99.1	Press Release, dated May 15, 2013, regarding the pricing of the underwritten public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CUSTOMERS BANCORP, INC.

By: /s/ Jay S. Sidhu
Name: Jay S. Sidhu
Title: Chairman and Chief Executive Officer

Date: May 15, 2013

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 15, 2013, by and among Customers Bancorp, Inc., Customers Bank and FBR Capital Markets & Co., as representative of the underwriters.
5.1	Opinion of Stradley Ronon Stevens & Young, LLP.

23.1	Consent of Stradley Ronon Stevens & Young, LLP (included in Exhibit 5.1).

99.1	Press Release, dated May 15, 2013, regarding the pricing of the underwritten public offering.